EXHIBIT 99.1

SUNAIR ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

FOR IMMEDIATE RELEASE:

Fort Lauderdale, Florida, January 10, 2005. Sunair Electronics, Inc. today announced the results for the fiscal year and quarter ended September 30, 2004.

Sunair Electronics, Inc. today announced revenue of $3,917,361 for the quarter ended September 30, 2004, a 56% increase over revenue of $2,516,926 for the same period in the prior year. Net income for the quarter was $222,907, compared to $519,479 reported in the previous year, which included a net loss of approximately $108,824 in conjunction with the acquisition of Percipia, Inc. Primary earnings per share for the quarter were $0.06, compared to $0.14 for the same period last year. The Company’s revenue in the fourth quarter increased primarily due to revenues received from the acquisitions of Percipia, Inc. in July of 2004 and Telecom FM, Ltd in September of 2004.

The company also announced revenue of $10,063,376 for the fiscal year ended September 30, 2004, a 62% increase over the $6,223,415 reported last year. Net income for fiscal year 2004 was $1,130,220 and primary earnings per share were $0.30. For the previous year, net income and primary earnings per share were $775,828 and $0.21.

“In fiscal year 2004, sales came in better than expected reflecting solid demand for our products,” said James E. Laurent, President of Sunair Electronics. “We reported primary earnings per share growth of 42.9% compared to the same period last year. “Going into the new year, we will continue to focus on improving value and continuing to increase our customer backlog.”

Customer backlog at September 30, 2004 was $7,208,000 as compared to $4,143,000 at September 30, 2003.

SUNAIR ELECTRONICS, INC. & SUBSIDAIRY
CONSOLIDATED SUMMARY OF INCOME FOR THE QUARTER
AND YEAR ENDED SEPTEMBER 30, 2004 (AUDITED)

	TWELVE MONTHS		THREE MONTHS
	2004	2003	2004	2003
REVENUES	$10,063,376	$6,223,415	$3,917,361	$2,516,926

INCOME BEFORE TAXES	$1,630,575	$1,160,078	$351,162	$763,429

(PROVISION) FOR INCOME TAXES	(500,355)	(384,250)	(128,255)	243,950

NET INCOME	1,130,220	775,828	222,907	519,479

AVERAGE SHARES OUTSTANDING BASIC	3,830,487	3,701,829	3,930,207	3,725,665

AVERAGE SHARES OUTSTANDING DILUTED	3,919,127	3,751,037	4,011,893	3,783,207

EARNINGS PER COMMON SHARE BASIC	$0.30	$0.21	$0.06	$0.14

EARNINGS PER COMMON SHARE DILUTED	$0.29	$0.21	$0.06	$0.14

ABOUT SUNAIR Sunair Electronics, Inc. is a Florida corporation engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community. Sunair recently announced plans to receive a $15-25 million equity investment to be used to finance acquisitions of pest control services businesses in the United States and the formation of a Pest Control and Termite Services Division. Sunair’s existing government and military communications products and systems group shall continue as a separate division of Sunair with its existing management team.

Information Regarding Forward Looking Statements

Some of the statements in this press release, including those that contain the words, “anticipate”, “believe”, “plan”, “estimate”, “expect”, “should”, “intend” and other similar expressions, are forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introduction and the entry into new geographic markets and other factors included in our filings with the Securities and Exchange Commission (the “SEC”). Copies of our SEC filings are available from the SEC or may be obtained upon request from us. We do not undertake any obligation to update the information contained herein, which speaks only as of this date.

For more information:
Synnott B. Durham, Chief Financial Officer and Treasurer, (954) 525-1505